Exhibit 21.1

SUBSIDIARIES OF EQUILLIUM, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Equillium AUS Pty Ltd.	Australia
Bioniz Therapeutics, Inc.	Delaware
Ariagen, Inc.	Delaware